[Filed pursuant to Rule 433]

REVISED Term Sheet

RALI Series 2007-QA4 Trust

Mortgage Pass-Through Certificates,

Series 2007-QA4

Residential Accredit Loans, Inc.

Depositor

Residential Funding Company, LLC

Sponsor and Master Servicer

Deutsche Bank Trust Company Americas

Trustee

Credit Suisse Securities (USA) LLC

Lead Underwriter

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A BASE PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE BASE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE BASE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-221-1037.

This term sheet is not required to, and does not, contain all information that is required to be included in the base prospectus and the prospectus supplement for the offered certificates. The information in this term sheet is preliminary and is subject to completion or change.

The information in this term sheet, if conveyed prior to the time of your commitment to purchase any of the offered certificates, supersedes information contained in any prior similar term sheet, the term sheet supplement and any other free writing prospectus relating to those offered certificates.

This term sheet and the related term sheet supplement is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

May [18], 2007

1

Important notice about information presented in any final term sheet for any class of offered certificates, the term sheet supplement and the related base prospectus with respect to the offered certificates

We provide information to you about the offered certificates in three or more separate documents that provide progressively more detail:

•	the related base prospectus, dated April 9 2007, which provides general information, some of which may not apply to the offered certificates;
•

the term sheet supplement, dated May 4, 2007, which provides general information about series of certificates issued pursuant to the depositor’s QA program, some of which may not apply to the offered certificates; and

•

this term sheet, which describes terms applicable to the classes of offered certificates described herein and provides a description of certain collateral stipulations regarding the mortgage loans and the parties to the transaction, and provides other information related to the offered certificates.

This term sheet provides a very general overview of certain terms of the offered certificates and does not contain all of the information that you should consider in making your investment decision. To understand all of the terms of a class of the offered certificates, you should read carefully this document, the term sheet supplement, and the entire base prospectus.

The related base prospectus may be found by visiting EDGAR on the SEC website at www.sec.gov.

The registration statement to which this offering relates is Commission File Number 333-140610.

If the description of the offered certificates in this term sheet differs from the description of the senior certificates in the related base prospectus or the term sheet supplement, you should rely on the description in this term sheet. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the term sheet supplement and the related base prospectus.

The information in this term sheet, if conveyed prior to the time of your contractual commitment to purchase any of the offered certificates, supersedes any information contained in any prior similar materials relating to such certificates. The information in this term sheet is preliminary, and is subject to completion or change. This term sheet is being delivered to you solely to provide you with information about the offering of the certificates referred to in this term sheet and to solicit an offer to purchase the certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the certificates, until we have accepted your offer to purchase certificates.

The certificates referred to in these materials are being sold when, as and if issued. The issuing entity is not obligated to issue such certificates or any similar security and the underwriter’s obligation to deliver such certificates is subject to the terms and conditions of the underwriting agreement with the issuing entity and the availability of such certificates when, as and if issued by the issuing entity. You are advised that the terms of the offered certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to

2

issuance or availability of a final prospectus. You are advised that certificates may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such certificates to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuing entity does not deliver such certificates, the underwriter will notify you, and neither the issuing entity nor any underwriter will have any obligation to you to deliver all or any portion of the certificates which you have committed to purchase, and none of the issuing entity nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

Neither the issuing entity of the certificates or any of its affiliates prepared, provided, approved or verified any statistical or numerical information presented herein, although that information may be based in part on loan level data provided by the issuing entity or its affiliates.

Risk Factors

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand the prepayment, credit, liquidity and market risks associated with that class. The offered certificates are complex securities. You should possess, either alone or together with an investment advisor, the expertise necessary to evaluate the information contained in this term sheet, the term sheet supplement and the related base prospectus for the offered certificates in the context of your financial situation and tolerance for risk. You should carefully consider, among other things, all of the applicable risk factors in connection with the purchase of any class of the offered certificates listed in the section entitled "Risk Factors" in the term sheet supplement.

3

Class	Pass-Through Rate	Certificate Principal Balance ($) (1)	Expected Initial Rating (S&P / Moody's) (2)	Designations
Offered Certificates
A-1	Adjustable Rate (3)	205,210,000	[AAA / Aaa]	Super Senior / Adjustable Rate
A-2	Adjustable Rate (4)	22,800,000	[AAA / Aaa]	Senior Support / Adjustable Rate
M-1	Adjustable Rate (5)	6,305,000	[AA / Aa2]	Mezzanine / Adjustable Rate
M-2	Adjustable Rate (6)	3,515,000	[A+ / A2]	Mezzanine / Adjustable Rate
M-3	Adjustable Rate (7)	1,700,000	[A / Baa2]	Mezzanine / Adjustable Rate
M-4	Adjustable Rate (8)	1,210,000	[BBB / Baa3]	Mezzanine / Adjustable Rate
Total Offered		$240,740,000

(1) The initial Certificate Principal Balances presented in this term sheet are approximate and subject to a +/- 10% variance.

(2) It is a condition to the issuance of the Class A-1 Certificates, Class A-2 Certificates and Class M-1 Certificates through the Class M-4 Certificates that they be rated by at least two of the rating agencies. The rating agencies will include Standard & Poor’s, a division of McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”).

(3) The Pass-Through Rate for the Class A-1 Certificates will be a floating rate equal to least of (a) the One-Month LIBOR plus [TBD]%, (b) the Net WAC Cap Rate (which is equal to the weighted average net rate on the mortgage loans adjusted for payments due to the certificate swap provider and the Class A-1 swap provider) and (c) [11]%. Two months following the optional redemption date on the deal the Class A-1 Margin will increase to two times the initial Class A-1 Margin. The Class A-1 Certificates will also be entitled to receive certain swap payments as described under the Certificate Swap Agreement and Class A-1 Swap Agreement sections below.

(4) The Pass-Through Rate for the Class A-2 Certificates will be a floating rate equal to the least of (a) One-Month LIBOR plus [TBD]%, (b) the Net WAC Cap Rate (which is equal to the weighted average net rate on the mortgage loans adjusted for payments due to the certificate swap provider) and (c) [11]%. Two months following the optional redemption date on the deal the Class A-2 Margin will increase to two times the initial Class A-2 Margin. The Class A-2 Certificates will also be entitled to receive certain swap payments as described under the Certificate Swap Agreement section below.

(5) The Pass-Through Rate for the Class M-1 Certificates will be a floating rate equal to the least of (a) One-Month LIBOR plus [TBD]%, (b) the Net WAC Cap Rate (which is equal to the weighted average net rate on the mortgage loans adjusted for payments due to the certificate swap provider) and (c) [11]%. Two months following the optional redemption date on the deal the Class M-1 Margin will increase to one and half times the initial Class M-1 Margin. The Class M-1 Certificates will also be entitled to receive certain swap payments as described under the Certificate Swap Agreement section below.

(6) The Pass-Through Rate for the Class M-2 Certificates will be a floating rate equal to the least of (a) One-Month LIBOR plus [TBD]%, (b) the Net WAC Cap Rate (which is equal to the weighted average net rate on the mortgage loans adjusted for payments due to the certificate swap provider) and (c) [11]%. Two months following the optional redemption date on the deal the Class M-2 Margin will increase to one and half times the initial Class M-2 Margin. The Class M-2 Certificates will also be entitled to receive certain swap payments as described under the Certificate Swap Agreement section below.

(7) The Pass-Through Rate for the Class M-3 Certificates will be a floating rate equal to the least of (a) One-Month LIBOR plus [TBD]%, (b) the Net WAC Cap Rate (which is equal to the weighted average net rate on the mortgage loans adjusted for payments due to the certificate swap provider) and (c) [11]%. Two months following the optional redemption date on the deal the Class M-3 Margin will increase to one and half times the initial Class M-3 Margin. The Class M-3 Certificates will also be entitled to receive certain swap payments as described under the Certificate Swap Agreement section below.

4

(8) The Pass-Through Rate for the Class M-4 Certificates will be a floating rate equal to the least of (a) One-Month LIBOR plus [TBD]%, (b) the Net WAC Cap Rate (which is equal to the weighted average net rate on the mortgage loans adjusted for payments due to the certificate swap provider) and (c) [11]%. Two months following the optional redemption date on the deal the Class M-4 Margin will increase to one and half times the initial Class M-4 Margin. The Class M-4 Certificates will also be entitled to receive certain swap payments as described under the Certificate Swap Agreement section below.

5

COLLATERAL STIPULATIONS – MORTGAGE POOL CHARACTERISTICS

Mortgage Loan Type:	2/1, 2/6, 3/1, 3/6, 5/1, 5/6, 7/1 & 7/6 Alt A Hybrid Arm
Aggregate Stated Principal Balance (+/- 10%):	$250mm
Gross Weighted Average Coupon (+/- 0.10):	7.064%
Service Fee (+/- 0.10):	0.302%
Weighted Average Pass-thru Rate (+/- 0.10):	6.762%
Weighted Average Gross Margin (+/- 0.15):	2.404%
Weighted Average Cap at the Roll (+/- 0.15):	4.623%
Weighted Average Periodic Cap (+/- 0.15):	1.749%
Weighted Average Life Cap (+/- 0.15):	5.276%
Weighted Average Amortization Term (+/- 1 Month):	365.0
Weighted Average Original Term (+/- 1 Month):	360.0
Weighted Average Remaining Term (+/- 1 Month):	357.7
Months to Roll (+/- 1 Month):	59
Weighted Average LTV Ratio (+/- 5):	77.8%
California Concentration (+/- 10):	33.3%
Full/Alt documentation (+/- 5):	23.1%
Cash-out refinance (+/- 10):	25.2%
Second Home (+/- 10):	4.0%
Single Family Detached (+/- 10):	79.5%
Investor property (+/- 10):	21.1%
Interest Only Mortgage Loans (+/- 10):	83.8%
Weighted Average Non-zero FICO (+/- 10):	711.5
Average Mortgage Loan Balance (+/- 10%):	$356,654
Conforming Balance (+/- 10):	41.5%
Prepayment Penalty (+/- 10):	19.7%

The percentages set forth in the table above, other than any weighted averages, are percentages of the aggregate principal balance of the actual mortgage loan pool to be included in the trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date. Any weighted average is weighted based on the principal balance of the actual mortgage loans to be included in the trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date.

6

A percentage expressed in parenthesis for a category in the tables above reflects the percentage by which the number set forth for such category may vary in the actual mortgage pool included in the trust on the Closing Date. For example the Aggregate Stated Principal Balance of the mortgage loans in the trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date, could be lower or higher than the amount specified by as much as 10%.

A number expressed in parenthesis for a category in the tables above reflects the amount by which the number or percentage set forth for such category may vary in the actual mortgage pool included in the trust on the Closing Date. For example, the Cash Out Refinance percentage could vary from 15.2% to 35.2% of the aggregate principal balance of the actual mortgage loans included in trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date.

7

CERTAIN TRANSACTION INFORMATION

Underwriter:	Credit Suisse Securities (USA) LLC.

Significant Servicers:

Servicers that may subservice 10% or more by principal amount of the mortgage loans include Homecomings Financial, LLC, a wholly-owned subsidiary of Residential Funding, and GMAC Mortgage Corporation, an affiliate of Residential Funding.

Significant Originators:	Originators that originated 10% or more of the mortgage loans include Homecomings Financial, LLC, a wholly-owned subsidiary of Residential Funding.

Certificate Swap Provider:	Credit Suisse International.

Class A-1 Swap Provider:	Credit Suisse International.

Cut-off Date:	May 1, 2007.

Closing Date:	On or about May 30, 2007.

Distribution Date:	25th of each month, or the next business day if such day is not a business day, commencing in June 2007.

Assumed Final
Distribution Dates:	The distribution date in June 2037. The actual final distribution date could be substantially earlier.

Form of certificates:	Book-entry: Class A Certificates and Class M Certificates.

Prepayment Assumption:	A [30]% prepayment assumption assumes a constant prepayment rate, or CPR, of [30]% per annum of the then outstanding principal balance of the mortgage loans.

Minimum Denominations:

Class A Certificates and those classes of Class M Certificates rated in at least the second highest rating category by one of the rating agencies, in minimum denominations representing an original principal amount of $100,000 and integral multiples of $1,000 in excess thereof. All other classes of Class M Certificates in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof.

Senior Certificates:	Class A Certificates.

Subordinate Certificates:	Class M Certificates. The Subordinate Certificates will provide credit enhancement to the Senior Certificates.

8

ERISA:

Subject to the considerations contained in the term sheet supplement, the Class A Certificates and Class M Certificates may be eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts assets.

In addition, prior to the termination of the Supplemental Interest Trust, the Class A Certificates and Class M Certificates may only be purchased by persons investing assets of employee benefit plans or individual retirement accounts assets if such person qualifies for the relief available under Section 408 (b) (17) of ERISA or one or more of the following investor-based exemptions:

	•	Prohibited Transaction Class Exemption ("PTCE") 84-14, regarding transactions negotiated by independent "qualified professional asset managers";

	•	PTCE 90-1, regarding investments by insurance company pooled separate accounts;

	•	PTCE 91-38, regarding investments by bank collective investment funds;

	•	PTCE 95-60, regarding investments by insurance company general accounts; or

	•	PTCE 96-23, regarding transactions negotiated by certain “in-house asset managers.”

See “ERISA Considerations” in the term sheet supplement and in the related base prospectus.

SMMEA:

When issued the offered certificates rated in at least the second highest rating category by one of the rating agencies will be "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, or SMMEA, and the remaining classes of certificates will not be “mortgage related securities” for purposes of SMMEA.

See “Legal Investment” in the term sheet supplement and “Legal Investment Matters” in the related base prospectus.

Tax Status:

For federal income tax purposes, the depositor will elect to treat the portion of the trust consisting of the mortgage loans and certain other segregated assets as one or more real estate mortgage investment conduits. The offered certificates will represent ownership of regular interests in a real estate mortgage investment conduit and generally will be treated as representing ownership of debt for federal income tax purposes. You will be required to include in income all interest and original issue discount, if any, on such certificates in accordance with the accrual method of accounting regardless of your usual methods of accounting.

9

For further information regarding the federal income tax consequences of investing in the offered certificates, see “Material Federal Income Tax Consequences” in the term sheet supplement and in the related base prospectus.

Credit Enhancement

A.

Excess Cash Flow – For any Distribution Date, the sum of (i) the excess of the Available Distribution Amount over the sum of (a) the interest distribution amount for the certificates and (b) the principal remittance amount, (ii) any overcollateralization reduction amount, and (iii) any amounts received by the supplemental interest trust under the Swap Agreement for that Distribution Date. Excess Cash Flow may be used to protect the Class A Certificates and Class M Certificates against realized losses by making an additional payment of principal to cover the amount of the realized losses.

B.

Overcollateralization – The initial aggregate principal balance of the Mortgage Loans is expected to exceed the initial aggregate certificate principal balance of the Certificates by approximately $[1,821,407.71]. This amount represents approximately [0.75]% of the aggregate principal balance of the Mortgage Loans and is the initial amount of Overcollateralization required to be provided.

C.

Subordination – If the Class M Certificates remain outstanding, losses on the mortgage loans which are not covered by Excess Cash Flow or Overcollateralization will be first allocated to the Class M Certificates with the lowest payment priority, and the other classes of certificates will not bear any portion of such losses, except as described in the term sheet supplement. If none of the Class M Certificates are outstanding and if there is no Excess Cash Flow or Overcollateralization, all such losses will be allocated to the Class A-2 Certificates, until the Certificate Principal Balance of the Class A- 2 Certificates has been reduced to zero, and then to the Class A-1 Certificates, until the Certificate Principal Balance of the Class A-1 Certificates has been reduced to zero.

D.

Certificate Swap Agreement – Credit enhancement for the Class A Certificates and Class M Certificates will include net payments made by the Certificate Swap Provider to the supplemental interest trust trustee pursuant to the Certificate Swap Agreement.

See "Description of the Certificates – Excess Cash Flow and Overcollateralization and“Description of the Certificates—Allocation of Losses” in the term sheet supplement.

Advances

For any month, if the Master Servicer does not receive the full scheduled payment on a mortgage loan, the Master Servicer will advance funds to cover the amount of the scheduled payment that was not made. However, the Master Servicer will advance funds only if it determines that the advance will be recoverable from future payments or collections on that mortgage loan.

See “Description of the Certificates—Advances” in the term sheet supplement.

10

Optional Termination

On any distribution date on which the aggregate outstanding principal balance of the mortgage loans as of the related determination date is less than 10% of their aggregate stated principal balance as of the cut-off date, the master servicer may, but will not be required to:

•	purchase from the trust all of the remaining mortgage loans, causing an early retirement of the certificates; or

•	purchase all of the certificates.

Under either type of optional purchase, holders of the outstanding certificates are entitled to receive the outstanding certificate principal balance of the certificates in full with accrued interest, as and to the extent described in the term sheet supplement. However, any optional purchase of the remaining mortgage loans may result in a shortfall to the holders of the most subordinate classes of certificates outstanding, if the trust then holds properties acquired from foreclosing upon defaulted loans. In either case, there will be no reimbursement of losses or interest shortfalls allocated to the certificates.

See “Pooling and Servicing Agreement—Termination” in the term sheet supplement and “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” in the related base prospectus.

Basis Risk Shortfall

With respect to any class of Class A Certificates (other than the Class A-1 Certificates unless the Class A-1 Swap Agreement has been terminated) and Class M Certificates and any distribution date on which the Net WAC Cap Rate is used to determine the Pass-Through Rate of that class of certificates, an amount equal to the excess of (x) accrued certificate interest for that class of certificates calculated at a rate equal to the lesser of (a) One Month LIBOR plus the related certificate margin and (b) [11]%, over (y) the related accrued certificate interest calculated at the Net WAC Cap Rate for such distribution date.

11

Priority of Distributions

Distributions to the holders of the Certificates will be made generally as follows:

A.

From the Available Distribution Amount, distribution of accrued and unpaid interest (less any prepayment interest shortfalls not covered by compensating interest or any Relief Act Shortfalls) on each Distribution Date to the holders of Certificates, or, in the case of payment to the supplemental interest trust for payment to the Certificate Swap Provider and Class A-1 Swap Provider, on each Swap Payment Date, to the extent of the Available Distribution Amount, (after payment of the Expense Fee Rate) in the following order of priority:

(i)

To the Class A-1 Certificates and Class A-2 Certificates, pro rata based on their respective entitlements; provided however, amounts payable to Class A-1 Certificates while the Class A-1 Swap Agreement is outstanding shall be distributed to Class A-1 Swap Account; provided, further, if a Class A-1 Swap Termination Payment (other than a Class A-1 Swap Termination Payment due to a Class A-1 Swap Provider Trigger Event) is payable to the Class A-1 Swap Provider, then any amounts that otherwise would be distributable to the Class A-1 Certificates in the absence of the Class A-1 Swap Agreement will instead be distributed, up to the amount of such Class A-1 Swap Termination Payment, to the Class A-1 Swap Account;

	(ii)	To the Class M-1 Certificates;

	(iii)	To the Class M-2 Certificates;

	(iv)	To the Class M-3 Certificates;

	(v)	To the Class M-4 Certificates;

B.	The Principal Distribution Amount will be distributed as follows:

(i)

To the Class A-1 Certificates and Class A-2 Certificates, pro rata, the Class A Principal Distribution Amount, until the certificate principal balances thereof are reduced to zero; provided, however, if a Class A-1 Swap Termination Payment (other than a Class A-1 Swap Termination Payment due to a Class A-1 Swap Provider Trigger Event) is payable to the Class A-1 Swap Provider, then any amounts that otherwise would be distributed to the Class A-1 Certificates in the absence of the Class A-1 Swap Agreement will be instead be distributed, up to the amount of such Class A-1 Swap Termination Payment, to the Class A-1 Swap Account.

	(ii)	To the Class M-1 Certificates, the Class M-1 Principal Distribution Amount, until the certificate principal balance of the Class M-1 Certificates is reduced to zero;

	(iii)	To the Class M-2 Certificates, the Class M-2 Principal Distribution Amount, until the certificate principal balance of the Class M-2 Certificates is reduced to zero;

12

(iv)	To the Class M-3 Certificates, the Class M-3 Principal Distribution Amount, until the certificate principal balance of the Class M-3 Certificates is reduced to zero;

(v)	To the Class M-4 Certificates, the Class M-4 Principal Distribution Amount, until the certificate principal balance of the Class M-4 Certificates is reduced to zero;

Certificate Swap Agreement

On the Closing Date, the supplemental interest trust trustee will enter into a Certificate Swap Agreement with the Certificate Swap Provider as described in the prospectus supplement. The Certificate Swap Agreement will have an initial notional amount of $[240,549,530]. Under the Certificate Swap Agreement, the supplemental interest trust will be obligated to pay an amount equal to [TBD]% per annum on the notional amount (the “Certificate Swap Notional Amount”) as set forth in the Certificate Swap Agreement to the Certificate Swap Provider. The Certificate Swap Provider will be obligated to pay to the supplemental interest trust, for the benefit of the holders of the Class A Certificates and Class M Certificates, an amount equal to one-month LIBOR on the Certificate Swap Notional Amount until the Certificate Swap Agreement is terminated. Only the net amount of the two obligations will be paid by the appropriate party (the “Net Certificate Swap Payment”) and be deposited in an account created by the supplemental interest trust trustee (the “Certificate Swap Account”). Each swap payment date will be one business day prior to the related distribution date, beginning in June 2007.

Funds on deposit in the Certificate Swap Account, to the extent such amounts constitute Net Certificate Swap Payments payable to the Certificate Swap Provider, will be distributed from any available funds prior to distributions on the Certificates on each related swap payment date to cover, first, any Net Certificate Swap Payment due to the Certificate Swap Provider and, second, any Certificate Swap Termination Payment not due to a Certificate Swap Provider Trigger Event. Funds on deposit in the Certificate Swap Account, to the extent such amounts constitute net swap payments payable to the trust are distributed to the Class A Certificates, Class M Certificates and to the supplemental interest trust through Excess Cash Flow Distribution (as described below). For each swap payment date, the Certificate Swap Notional Amount is as set forth on p.[22] of this term sheet.

The Certificate Swap Agreement and any payments made by the Certificate Swap Provider thereunder will be assets of the supplemental interest trust but will not be assets of any REMIC.

Upon early termination of the Certificate Swap Agreement, the supplemental interest trust or the Certificate Swap Provider may be liable to make a termination payment (the ‘‘Certificate Swap Termination Payment’’) to the other party (regardless of which party caused the termination). The Certificate Swap Termination Payment will be computed in accordance with the procedures set forth in the Certificate Swap Agreement. In the event that the supplemental interest trust trustee, on behalf of the supplemental interest trust, is required to make a Certificate Swap Termination Payment, that payment will be paid on the related swap payment date, and on any subsequent swap payment date until paid in full, and, if such Certificate Swap Termination Payment is not due as a result of the occurrence of a Certificate Swap Provider Trigger Event (as defined in the Certificate Swap Agreement), such payment will be made prior to distributions to Certificateholders.

As of the date hereof, the long-term debt of the Certificate Swap Provider has been assigned a rating of “AA-” by Standard & Poor's and “[Aa1]” by Moody's Investors Services.

13

Class A-1 Swap Agreement

The supplemental interest trust trustee will also enter into a Class A-1 Swap Agreement with the Class A-1 Swap Provider on the Closing Date as described in the prospectus supplement. Under the Class A-1 Swap Agreement, the amount payable with respect to each Class A-1 Swap Payment Date by the Class A-1 Swap Provider to the supplemental interest trust will be an amount equal to the product of:

(a) One-Month LIBOR for such interest accrual period plus the related Class A-1 pass-through margin on the Class A-1 Certificates for that Distribution Date;

(b) a fraction, the numerator of which is the actual number of days elapsed in the related Calculation Period and the denominator of which is 360; and

(c) the Class A-1 Swap Notional Amount,

such amount the “Class A-1 Uncapped Pass-Through Amount”.

The supplemental interest trust trustee, on behalf of the supplemental interest trust, will be obligated to pay to the Class A-1 Swap Provider, an amount equal to the sum of:

(a) an amount equal to the product of (i) a per annum rate of [0.065]% before the second Distribution Date after the first possible optional termination date or a per annum rate of [0.130]% on or after the second Distribution Date after the first possible optional termination date, (ii) a fraction, the numerator of which is the actual number of days elapsed in the related Calculation Period and the denominator of which is 360, and (iii) the Class A-1 Swap Notional Amount (the “Class A-1 Swap Fee Amount”);

(b) interest at the Pass-Through Rate for the Class A-1 Certificates with respect to the Class A-1 Certificates and such Distribution Date; and

(c) any unpaid Basis Risk Shortfalls from Excess Cash Flow to which the Class A-1 Certificates would be entitled to receive in the absence of the Class A-1 Swap Agreement.

Only the net amount of the two obligations (the “Net Class A-1 Swap Payment”) will be paid by the appropriate party. Any Net Class A-1 Swap Payment owed by the Class A-1 Swap Provider with respect to any Distribution Date will be payable on the related Class A-1 Swap Payment Date, while any Net Class A-1 Swap Payment owed to the Class A-1 Swap Provider with respect to any Distribution Date will be made on such Distribution Date. Each Class A-1 Swap Payment Date will be one business day prior to the related Distribution Date, beginning in June 2007. For each Class A-1 Swap Payment Date, the Class A-1 Swap Notional Amount will equal the lesser of (i) Class A-1 Certificate Principal Balance for the immediately preceding Distribution Date after giving effect to distributions on such Distribution Date (or as of the closing date for the first Distribution Date) and (ii) the aggregate Stated Principal Balance of the mortgage loans. The Class A-1 Swap Agreement will terminate on or prior to the earlier of (i) the June 2037 Distribution Date and (ii) the Distribution Date upon which the Certificate Principal Balance of the Class A-1 Certificates has been reduced to zero.

Upon early termination of the Class A-1 Swap Agreement, the supplemental interest trust or the Class A-1 Swap Provider may be liable to make a termination payment (the ‘‘Class A-1 Swap Termination Payment’’) to the other party (regardless of which party caused the termination). The Class A-1 Swap Termination Payment will be computed in accordance with the procedures set forth in the Class A-1 Swap Agreement. In the event that the supplemental interest trust trustee, on behalf of the supplemental interest trust, is required to make a Class A-1 Swap Termination Payment, that payment will be paid on the related Class A-1 Swap Payment Date, and on any subsequent related Class A-1 Swap Payment Date until paid in full, and, if such Class A-1 Swap Termination Payment is not due as a result of the occurrence of a Class A-1 Swap Provider Trigger Event (as defined in the Class A-1 Swap Agreement), such payment will be made prior to distributions to Class A-1 Certificateholders.

14

The “Swap Calculation Period” means each period from and including the Distribution Date in the preceding calendar month to, but excluding, the related Distribution Date, except that the initial Swap Calculation Period will commence on, and include, the Closing Date.

In the event that a Class A-1 Swap Termination Payment (other than a Class A-1 Swap Termination Payment due to a Class A-1 Swap Provider Trigger Event) is payable to the Class A-1 Swap Provider with respect to any Distribution Date, the supplemental interest trust trustee will deposit (i) interest amounts otherwise distributable in accordance with the priority of distributions to the Class A-1 Certificates in the absence of such Class A-1 Swap Termination Payment, in an amount up to the amount of such Class A-1 Swap Termination Payment and (ii) any principal otherwise distributable the Class A-1 Swap Agreement to the Class A-1 Certificates in the absence of such Class A-1 Swap Termination Payment, in an amount up to the amount of such Class A-1 Swap Termination Payment remaining after the deposit in clause (i), into the Class A-1 Swap Account. In the event that a Class A-1 Swap Termination Payment due to a Class A-1 Swap Provider Trigger Event is payable to the Class A-1 Swap Provider with respect to any Distribution Date or remains unpaid after clauses (i) and (ii) above, the supplemental interest trust trustee will remit the amount of such unpaid Class A-1 Swap Termination Payment from Excess Cash Flow as described in clause (ix) of “Excess Cash Flow Distributions” to the Class A-1 Swap Account.

In the event that a Net Class A-1 Swap Payment is payable to the Class A-1 Swap Provider with respect to any Distribution Date, the supplemental interest trust trustee will deposit into the Class A-1 Swap Account an amount equal to such Net Class A-1 Swap Payment to the extent available under the Priority of Distributions.

Following distributions of interest, distributions of the Principal Distribution Amount and distributions of Excess Cash Flow, the supplemental interest trust trustee, acting on behalf of the supplemental interest trust, will distribute all amounts on deposit in the Class A-1 Swap Account in the following amounts and order of priority:

(i)	to the Class A-1 Swap Provider, any Net Class A-1 Swap Payment owed to the Class A-1 Swap Provider for such Distribution Date;
(ii)	to the Class A-1 Swap Provider, any Class A-1 Swap Termination Payment owed to the Class A-1 Swap Provider not due to a Class A-1 Swap Provider Trigger Event pursuant to the Class A-1 Swap Agreement;
(iii)	to the Class A-1 Certificates, the Class A-1 Uncapped Pass-Through Amount;
(iv)

to the Class A-1 Swap Provider, an amount equal to any Class A-1 Swap Termination Payment owed to the Class A-1 Swap Provider due to a Class A-1 Swap Provider Trigger Event pursuant to the Class A-1 Swap Agreement; and

(v)	to the [Class SB Certificates], any remaining amounts.

Excess Cash Flow Distributions

On any Distribution Date, the Excess Cash Flow and subsequent recoveries received by the Master Servicer with respect to any defaulted Mortgage Loan will be allocated among the certificates and the supplemental interest trust, in the following order of priority:

(i)

as part of the Principal Distribution Amount, to pay to the holders of the Class A Certificates and Class M Certificates, in the priority described under “Priority of Distributions” above, in reduction of their Certificate Principal Balances, the principal portion of realized losses previously allocated to reduce the Certificate Principal Balance

15

of any class of Class A Certificates and Class M Certificates and remaining unreimbursed, but only to the extent of subsequent recoveries for that Distribution Date;

(ii)

as part of the Principal Distribution Amount, to pay to the holders of the Class A Certificates and Class M Certificates, in the priority described under “Priority of Distributions” above, in reduction of their Certificate Principal Balances, the principal portion of realized losses incurred on the Mortgage Loans for the preceding calendar month;

(iii)

to pay the holders of the Class A Certificates and Class M Certificates as part of the Principal Distribution Amount, in the priority described under “Priority of Distributions” above, any Overcollateralization Increase Amount;

(iv)

to pay the holders of Class A Certificates and Class M Certificates, the amount of any Prepayment Interest Shortfalls allocated thereto for that Distribution Date, on a pro rata basis based on Prepayment Interest Shortfalls allocated thereto, to the extent not covered by the Eligible Master Servicing Compensation on that Distribution Date;

(v)

to pay to the holders of the Class A Certificates and Class M Certificates, any prepayment interest shortfalls remaining unpaid from prior Distribution Dates together with interest thereon, on a pro rata basis based on unpaid prepayment interest shortfalls previously allocated thereto;

(vi)

to pay to the holders of the Class A Certificates, on a pro rata basis, and then to the Class M-1, Class M-2, Class M-3, and Class M-4 Certificates in that order of priority, the amount of any Basis Risk Shortfalls remaining unpaid as of that Distribution Date; provided, however, that prior to the termination of the Class A-1 Swap Agreement, any amounts otherwise distributable to the Class A-1 Certificates in the absence of the Class A-1 Swap Agreement will instead be distributed to the Class A-1 Swap Account for payment to the Class A-1 Swap Provider;

(vii)

to pay to the holders of the Class A Certificates and Class M Certificates, the amount of any Relief Act Shortfalls allocated thereto, on a pro rata basis, based on Relief Act Shortfalls allocated thereto for that Distribution Date;

(viii)

to pay to the holders of the Class A Certificates, on a pro rata basis, and then to the Class M-1, Class M-2, Class M-3, and Class M-4 Certificates in that order, the principal portion of any realized losses previously allocated thereto that remain unreimbursed;

(ix)

to pay (a) the supplemental interest trust for payment to the Class A-1 Swap Account, an amount equal to any Class A-1 Swap Termination Payment owed to the Class A-1 Swap Provider due to a Swap Provider Trigger Event or otherwise unpaid pursuant to the Class A-1 Swap Agreement and (b) the supplemental interest trust for payment to the Certificate Swap Provider, an amount equal to any Certificate Swap Termination Payment owed to the Certificate Swap Provider due to a Swap Provider Trigger Event pursuant or otherwise unpaid to the Certificate Swap Agreement, on a pro rata basis,; and

(x)	to pay to the holders of the Class SB Certificates and Class R Certificates (both not offered herein) any balance remaining in accordance with the terms of the pooling and servicing agreement.

16

Available Distribution Amount

With respect to any distribution date, an amount equal to the sum of the following amounts, net of (i) amounts reimbursable to the master servicer and any subservicer, (ii) any Net Certificate Swap Payment to the Certificate Swap Provider and any Class A-1 Swap Fee Amount payable to the Class A-1 Swap Provider and (iii) any Certificate Swap Termination Payment not due to a Certificate Swap Provider Trigger Event:

a) the aggregate amount of scheduled payments on the mortgage loans due during the related Due Period and received on or prior to the related determination date, after deduction of the master servicing fees and any subservicing fees;

b) unscheduled payments, including mortgagor prepayments on the mortgage loans, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries, and proceeds from repurchases of and substitutions for the mortgage loans occurring during the preceding calendar month or, in the case of mortgagor prepayments in full, during the related Prepayment Period;

c) all Advances made for that distribution date in respect of the mortgage loans; and

d) with respect to unscheduled collections on the mortgage loans, not including mortgagor repayments, the master servicer may elect to treat these amounts as included in the Available Distribution Amount for the distribution date in the month of receipt, but is not obligated to do so. Any amount with respect to which this election is made shall be treated as having been received on the last day of the preceding calendar month for the purposes of calculating the amount of principal and interest distributions to any class of certificates. With respect to any distribution date, the determination date is the second business day prior to that distribution date.

Principal Remittance Amount

For any Distribution Date, the sum of the following amounts: (i) the principal portion of all scheduled monthly payments on the Mortgage Loans received or advanced with respect to the related due period; (ii) the principal portion of all proceeds of the repurchase of Mortgage Loans or, in the case of substitution, amounts representing a principal adjustment as required in the pooling and servicing agreement during the preceding calendar month; and (iii) the principal portion of all other unscheduled collections received on the Mortgage Loans during the preceding calendar month including, without limitation, full and partial principal prepayments made by the respective mortgagors, to the extent not distributed in the preceding month but excluding subsequent recoveries.

Principal Distribution Amount

For any Distribution Date, the lesser of (a) the excess of (x) the Available Distribution Amount over (y) the interest distribution amount and (b) the sum of (x) the Principal Remittance Amount for the Mortgage Loans and (y) the Excess Cash Flow to the extent distributable as principal to cover realized losses on the Mortgage Loans and to reach the Required Overcollateralization Amount minus any Overcollateralization Reduction Amount and certain other amounts with respect to servicing modifications as set forth in the pooling and servicing agreement.

Class A Principal Distribution Amount

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that Distribution Date, the Principal Distribution Amount for that Distribution Date or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of (a) the Principal Distribution Amount for that Distribution Date and

17

(b) the excess, if any, of (x) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to that Distribution Date over (y) the lesser of (i) the product of the applicable Subordination Percentage and the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans after giving affect to the distributions to be made on such Distribution Date minus the Overcollateralization Floor.

Class M-1 Principal Distribution Amount

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that Distribution Date, the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of (a) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount and (b) the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates, after taking into account the payment of the Class A Principal Distribution Amount for that Distribution Date and (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to that Distribution Date over (y) the lesser of (i) the product of the applicable Subordination Percentage and the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date minus the Overcollateralization Floor.

Class M-2 Principal Distribution Amount

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that Distribution Date, the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount and the Class M-1 Principal Distribution Amount, or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of (a) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount and the Class M-1 Principal Distribution Amount and (b) the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates and Class M-1 Certificates, after taking into account the payment of the Class A Principal Distribution Amount and Class M-1 Principal Distribution Amount for that Distribution Date and (ii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to that Distribution Date over (y) the lesser of (i) the product of the applicable Subordination Percentage and the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date minus the Overcollateralization Floor.

Class M-3 Principal Distribution Amount

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that Distribution Date, the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount and the Class M-2 Principal Distribution Amount or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of (a) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount and the Class M-2 Principal Distribution Amount and (b) the excess of (x) the sum of (i) the aggregate Certificate

18

Principal Balance of the Class A Certificates, Class M-1 Certificates and Class M-2 Certificates, after taking into account the payment of the Class A Principal Distribution Amount, Class M-1 Principal Distribution Amount, and Class M-2 Principal Distribution Amount for that Distribution Date and (ii) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to that Distribution Date over (y) the lesser of (i) the product of the applicable Subordination Percentage and the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date minus the Overcollateralization Floor.

Class M-4 Principal Distribution Amount

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect for that Distribution Date, the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount, the Class M-2 Principal Distribution Amount and the Class M-3 Principal Distribution Amount or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of (a) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount, the Class M-2 Principal Distribution Amount and the Class M-3 Principal Distribution Amount and (b) the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates, Class M-1 Certificates, Class M-2 Certificates and Class M-3 Certificates, after taking into account the payment of the Class A Principal Distribution Amount, Class M-1 Principal Distribution Amount, Class M-2 Principal Distribution Amount and Class M-3 Principal Distribution Amount for that Distribution Date and (ii) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to that Distribution Date over (y) the lesser of (i) the product of the applicable Subordination Percentage and the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans after giving effect to distributions to be made on that Distribution Date minus the Overcollateralization Floor.

19

Allocation of Losses

Any realized losses will be allocated in the following order of priority:

(i)	To Excess Cash Flow for the related Distribution Date;

(ii)	To the overcollateralization amount, until it has been reduced to zero;

(iii)	To the Class M-4 Certificates, until the certificate principal balance thereof has been reduced to zero;

(iv)	To the Class M-3 Certificates, until the certificate principal balance thereof has been reduced to zero;

(v)	To the Class M-2 Certificates, until the certificate principal balance thereof has been reduced to zero;

(vi)	To the Class M-1 Certificates, until the certificate principal balance thereof has been reduced to zero;

(vii)	To the Class A-2 Certificates, until the certificate principal balance thereof has been reduced to zero; and

(viii)	To the Class A-1 Certificates, until the certificate principal balance thereof has been reduced to zero.

Trigger Event

A Trigger Event is in effect with respect to any distribution date on or after the Stepdown Date if either (a) the Sixty-Plus Delinquency Percentage, as determined on that distribution date, exceeds [40.00] % of the Senior Enhancement Percentage for that distribution date or (b) the aggregate amount of Realized Losses on the mortgage loans as a percentage of the initial aggregate Stated Principal Balance as of the cut-off date exceeds the applicable amount set forth below:

(i)	June 2010 to May 2011: [0.20] % with respect to June 2010, plus an additional 1/12th of [0.35] % for each month through May 2011.

(ii)	June 2011 to May 2012: [0.55] % with respect to June 2011, plus an additional 1/12th of [0.40] % for each month through May 2012.

(iii)	June 2012 to May 2013: [0.95] % with respect to June 2012, plus an additional 1/12th of [0.15] % for each month through May 2013.

(iv)	June 2013 to May 2014: [1.10] % with respect to June 2013, plus an additional 1/12th of [0.15] % for each month through May 2014.

(v)	June 2014 and thereafter: [1.25] %.

20

Stepdown Date

The earlier of (x) the first distribution date following the distribution date on which the aggregate principal balance of the Class A Certificates are reduced to zero and (y) the later to occur of (i) the distribution date in June 2010 and (ii) the first Distribution Date on which the Senior Enhancement Percentage is greater than or equal to two times the initial credit enhancement percentage for the Class A Certificates.

Subordination Percentage

With respect to each class of Class A Certificates and Class M Certificates, the respective approximate percentage set forth in the table below:

Class	Percentage
A	88.00
M-1	93.20
M-2	96.10
M-3	97.50
M-4	98.50

21

Preliminary Certificate Swap Schedule*

Period	Distribution Date	Notional	Period	Distribution Date	Notional
1	25-Jun-2007	240,549,530	43	25-Dec-2010	36,512,854
2	25-Jul-2007	232,680,225	44	25-Jan-2011	34,351,076
3	25-Aug-2007	224,947,712	45	25-Feb-2011	32,303,941
4	25-Sep-2007	217,354,004	46	25-Mar-2011	30,371,446
5	25-Oct-2007	209,901,551	47	25-Apr-2011	28,549,425
6	25-Nov-2007	202,593,161	48	25-May-2011	26,823,909
7	25-Dec-2007	195,429,954	49	25-Jun-2011	25,194,410
8	25-Jan-2008	188,404,695	50	25-Jul-2011	23,647,863
9	25-Feb-2008	181,528,641	51	25-Aug-2011	22,191,868
10	25-Mar-2008	174,804,074	52	25-Sep-2011	20,817,718
11	25-Apr-2008	168,232,720	53	25-Oct-2011	19,520,794
12	25-May-2008	161,814,751	54	25-Nov-2011	18,296,828
13	25-Jun-2008	155,551,599	55	25-Dec-2011	17,130,206
14	25-Jul-2008	149,349,757	56	25-Jan-2012	16,024,303
15	25-Aug-2008	143,309,272	57	25-Feb-2012	14,975,607
16	25-Sep-2008	137,438,235	58	25-Mar-2012	13,986,447
17	25-Oct-2008	131,736,908	59	25-Apr-2012	13,076,565
18	25-Nov-2008	126,208,399	60	25-May-2012	12,235,631
19	25-Dec-2008	120,850,477	61	25-Jun-2012	11,463,533
20	25-Jan-2009	115,661,519	62	25-Jul-2012	10,755,098
21	25-Feb-2009	110,655,392	63	25-Aug-2012	10,098,764
22	25-Mar-2009	105,826,412	64	25-Sep-2012	9,486,168
23	25-Apr-2009	101,178,276	65	25-Oct-2012	8,911,442
24	25-May-2009	96,703,963	66	25-Nov-2012	8,373,469
25	25-Jun-2009	92,398,190	67	25-Dec-2012	7,870,802
26	25-Jul-2009	88,150,311	68	25-Jan-2013	7,398,557
27	25-Aug-2009	84,062,990	69	25-Feb-2013	6,957,197
28	25-Sep-2009	80,128,854	70	25-Mar-2013	6,544,328
29	25-Oct-2009	76,345,202	71	25-Apr-2013	6,158,011
30	25-Nov-2009	72,705,866	72	25-May-2013	5,812,784
31	25-Dec-2009	69,207,279	73	25-Jun-2013	5,476,967
32	25-Jan-2010	65,849,345	74	25-Jul-2013	5,173,776
33	25-Feb-2010	62,630,441	75	25-Aug-2013	4,886,514
34	25-Mar-2010	59,565,309	76	25-Sep-2013	4,614,668
35	25-Apr-2010	56,634,675	77	25-Oct-2013	4,359,056
36	25-May-2010	53,842,200	78	25-Nov-2013	4,125,995
37	25-Jun-2010	51,172,547	79	25-Dec-2013	3,907,837
38	25-Jul-2010	49,180,762	80	25-Jan-2014	3,700,701
39	25-Aug-2010	46,378,374	81	25-Feb-2014	3,503,268
40	25-Sep-2010	43,719,955	82	25-Mar-2014	3,315,399
41	25-Oct-2010	41,190,620	83	25-Apr-2014	3,137,489
42	25-Nov-2010	38,793,794	84	25-May-2014**	2,973,814

* The Preliminary Swap Schedule is indicative and subject to change

** Following month 84 the swap schedule will have a notional balance of zero.

22